AMENDED & RESTATED SECURITIES PURCHASE AGREEMENT

BY AND AMONG

4C CONTROLS INC.

AND

BQT SOLUTIONS LIMITED
BQT SATELLITES LIMITED
BQT SECURITY SYSTEMS PTY LTD

THIS AMENDED & RESTATED SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated April __, 2008, is entered into by and among 4C Controls Inc., a Nevada corporation having its principal offices at Rockefeller Center, 1230 Avenue of the Americas - 7th Floor, New York, NY 10020 (“Amici”), BQT Solutions Limited ACN 000 029 265 (“BQT Solutions”), BQT Satellites Limited ACN 126 450 726 (“BQT Satellites”), BQT Intelligent Security Systems Pty Ltd ACN 126 450 584 (“BQT Security”) and together with BQT Solutions and BQT Satellites, the “BQT Companies”) each of which is an Australian corporation having its principal office at Level 4, 65 Epping Road, North Ryde NSW 2113.

WITNESSETH :

WHEREAS, BQT Solutions agreed in principle to an Executive Investment Proposal (the “Original Proposal”), introduced by Prime Asset Finance Limited (“PAF”) regarding investment in BQT Solutions;

WHEREAS, BQT Solutions agreed in principle to a Revised Executive Investment Proposal (the “Revised Proposal”), dated January 28, 2008, regarding the acquisition of the Amici Shares and the Amici Options, and which replaced the Original Proposal;

WHEREAS, BQT Solutions agreed in principle to a Second Revised Executive Investment Proposal (the “Second Revised Proposal”), dated January 31, 2008, regarding the acquisition of the Amici Shares and the Amici Options, which replaced and restated the Revised Proposal;

WHEREAS, the parties previously formalized the terms and conditions set forth in the Second Revised Proposal in a securities purchase agreement dated March 19, 2008 (the “First Securities Purchase Agreement”);

WHEREAS, the parties wish to revise certain of the terms and conditions set forth in the First Securities Purchase Agreement to reflect more accurately and precisely the economic premises that the parties had contemplated in the Original Proposal, the Revised Proposal and the Second Revised Proposal and to replace the First Securities Purchase Agreement with this Agreement;

WHEREAS, BQT Solutions desires to consolidate its outstanding ordinary shares at a reduction ratio of seven-to-one and whereby for each fraction of a share resulting after the seven-for-one consolidation of shares a full new share shall be issued (the “Consolidation”);

WHEREAS, Amici desires to acquire additional ordinary shares of BQT Solutions (the “Amici Shares”), and BQT Solutions wishes to issue the Amici Shares;

WHEREAS, Amici desires to acquire stock options whereby Amici would receive, subject to approval of the shareholders of BQT Solutions and after giving effect to the proposed seven-for-one share consolidation (as defined below), nine million five hundred thousand (9,500,000) ordinary shares of BQT Solutions and BQT Solutions wishes to issue to Amici said stock options at an exercise price of AUD$0.10 per share (the “Amici Options”);

WHEREAS, Amici desires to acquire forty percent (40%) of the ordinary shares of BQT Satellites (the “Satellite Shares”; the Satellite Shares, the Amici Shares and the Amici Options together hereinafter referred to as the “Acquired Securities”);

WHEREAS, Amici desires to relinquish its rights to acquire shares of BQT Security and BQT Solutions desires to release Amici from any and all obligations in respect of financing arrangements thereto; and

WHEREAS, BQT Solutions has decided that it will not implement the BQT Security development program through a separate subsidiary, BQT Solutions having decided to implement said development program directly as BQT Solutions;

WHEREAS, the parties wish to amend and restate the terms of agreement as between the Company and PAF with respect to options granted pursuant to prior services rendered by PAF; and

WHEREAS, with respect to any and all stock options to be issued under this Agreement, all such stock options refer to shares that shall not be issued at the time the stock options are issued but only to shares that will be issued at the time any such stock options are exercised.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Issue of the Amici Shares.

1.1  Shares.

(a) Purchase Price Per Share. Subject to the terms and conditions stated herein, BQT Solutions shall issue and allot to Amici, and Amici shall accept and acquire, the Amici Shares and any and all rights in the shares as set forth herein. The Amici Shares will be subscribed for and purchased in tranches.

(b) First Tranche. The parties acknowledge and agree that the first tranche of AUD$1 million has been paid to BQT Solutions on March 3, 2008 in consideration of which five million (5,000,000) ordinary shares of BQT Solutions have been issued to Amici at a purchase price of AUD$0.20 per share.

(d) Second Tranche. After completion of the conditions to the financing specified in Sections 6.1, 6.3 and 6.10 below and subject to BQT shareholder approval of the issue, Amici shall prior to the Consolidation pay to BQT Solutions an aggregate of AUD$680,000 in consideration of which three million four hundred thousand (3,400,000) pre-Consolidation ordinary shares of BQT Solutions shall be issued to Amici (the “Second Tranche”) at a purchase price of AUD$0.20 per share pre-Consolidation.

(e) Third Tranche. Following the closing of the Second Tranche and after the Consolidation is completed and subject to BQT shareholder approval of the issue, Amici shall pay to BQT Solutions an aggregate of AUD$2,320,000 in consideration of which eleven million six hundred thousand (11,600,000) post-Consolidation ordinary shares of BQT Solutions shall be issued to Amici (the “Third Tranche”) at a purchase price of AUD$0.20 per share post-Consolidation.

(f) Summary of Share Purchases. For purposes of clarity the following sets out the summary of the share purchases by Amici of the ordinary shares of BQT Solutions:

Tranche	Shares	Purchase Price Per Share	Purchase Price
First Tranche	5,000,000	AUD$0.20	AUD$1,000,000
Second Tranche	3,400,000	AUD$0.20	AUD$ 680,000
Subtotal	8,400,000
Consolidation (1:7)	1,200,000
Third Tranche	11,600,000	AUD$0.20	AUD$2,320,000
Total	12,800,000		AUD$4,000,000

(g) All Amici Shares shall be issued to Amici in uncertificated form. In the event that BQT Solutions fails to meet the conditions to financing set forth herein, Amici shall have no obligations to purchase or subscribe for shares of BQT Solutions hereunder.

(h) BQT Solutions will comply with sections 708A(5), (6) and (7) of the Corporations Act 2001 (Cth) with respect to the issue of the Second Tranche and Third Tranche shares.

1.2 Options. Subject to shareholder approval and following the Consolidation, BQT Solutions shall grant the Amici Options, which following the Consolidation shall consist of options granted to Amici for the issue of nine million five hundred thousand (9,500,000) shares of BQT Solutions, at an exercise price (following the Consolidation) of AUD$0.10 per share.  The shares constituting the Amici Shares and underlying the Amici Options are referred to as the “Financing Shares”.  For purposes of clarity, the Amici Options will be issued after the Consolidation and the AUD $0.10 per share exercise price of the Amici Options shall not be subject to price adjustment for the Consolidation.  The Amici Options will be promptly issued proportionately within five business days after the later of the Consolidation and proportionately upon the receipt of each tranche of the financings by Amici of the BQT Companies as described herein. The options may be exercised by Amici at any time on or before December 31, 2013 by written notice to BQT Solutions pursuant to which BQT Solutions shall issue the underlying shares thereof upon payment thereto no later than one (1) business day following such date of exercise. No shares shall be issued in respect of the Amici Options unless and until exercise of the Amici Options. Upon exercise of any of the Amici Options, BQT shall apply for quotation of the underlying shares as soon as possible and in any event within five business days after such exercise.

2. Ancillary Transactions.

2.1 BQT Satellites. Subject to the terms and conditions stated herein, at the Closing (as defined below), Amici will subscribe for the Satellite Shares in consideration for the payment of AUD$14 million, in order to fund BQT Satellites to commence operations of the business described in the business plan prepared by PriceWaterhouseCoopers. The Satellite Shares acquired by Amici shall represent forty percent (40%) of the issued and outstanding shares of BQT Satellites. BQT Solutions accepts and agrees that its sixty percent (60%) equity stake in BQT Satellites will be reduced to twenty percent (20%). For purposes of clarity, no shareholder of BQT Satellites will be required to sell or transfer any shares to Amici.  BQT Solutions will after the purchase set out in this Section 2 vote for the election of directors of BQT Satellites as nominated by Amici and agree to the appointment of officers of BQT Satellites as appointed by the newly appointed BQT Solutions Group CEO . The parties hereto shall take all necessary actions to draft and execute any and all supplementary agreements necessary to implement the terms and conditions of this Section 2.

2.2 BQT Security. Amici hereby relinquishes any and all prior rights to acquire equity interests in BQT Security. BQT Solutions hereby undertakes to assign any and all rights of BQT Security to BQT Solutions and to liquidate and terminate the existence of BQT Security as soon as reasonably possible. Amici and BQT Solutions both accept and agree that BQT Solutions will not implement the BQT Security development program through its subsidiary BQT Security, with BQT Solutions having determined to implement the relevant development program directly as BQT Solutions, and as such Amici will not provide financing to BQT Security.

3. Limited Private Placement. Before the Consolidation, BQT Solutions shall undertake a limited private placement of up to eight million four hundred thousand (8,400,000) newly issued ordinary shares of BQT Solutions (the “Private Placement Shares”). The Private Placement Shares shall be offered only to the 30 (thirty) largest shareholders of record of BQT Solutions as of the date of notice for the shareholder meeting called to approve the matters set forth herein, provided that all such shareholders fall within an exemption in section 708 of the Corporations Act 2001 (Cth) and all of which must qualify for participation in such private placement under applicable regulatory rules. None of Amici or any of its subsidiaries or affiliates will participate in the limited private placement. The Private Placement Shares shall be offered at a price of AUD$0.05 per share. BQT Solutions will comply with sections 708A(5), (6) and (7) of the Corporations Act 2001 (Cth) with respect to the issue of the Private Placement Shares.

4. Closing. The closing (the “Closing”) of the transactions contemplated under Section 2 hereof shall take place at such place as the parties hereto may agree, provided, however, time is of the essence and the Closing shall not be later than ten (10) business days from the date on which BQT Solutions receives a total of AUD$3 million pursuant to the Second Tranche and Third Tranche payments referred to in Section 1.1 hereof.

5.  Representations and Warranties; Indemnification.

5.1  Representations and Warranties of Amici. As an inducement to BQT Companies to enter into this Agreement and to consummate the transactions contemplated herein, Amici represents and warrants to the BQT Companies as follows, all of which are true and complete as of the date of this Agreement and as of the Closing, except to the extent set forth on a disclosure schedule attached hereto referencing the Section and paragraph number of the provision herein corresponding to such exception:

(a)  Organization of Amici. Amici is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Amici is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Amici. Amici has, prior to the execution of this Agreement, delivered or made available to the BQT Companies true and complete copies of its (i) Certificate of Incorporation with all amendments thereto; and (ii) By-laws, in each case as in effect on the date of Closing. Amici is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

(b)  Authority. (1) Amici has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (2) the execution and delivery of this Agreement by Amici and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of Amici or its Board of Directors or stockholders is required; and (3) this Agreement has been duly executed and delivered by Amici and constitutes a valid and binding obligation of Amici enforceable against Amici in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

(c)  No Conflicts. The execution, delivery and performance of this Agreement by Amici and the consummation by Amici of the transactions contemplated hereby, do not and will not (1) result in a violation of the Certificate of Incorporation or By-Laws of Amici, or (2) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which Amici is a party, or (3) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Amici or by which any property or asset of Amici is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Amici) nor is Amici otherwise in violation of, conflict with or in default under any of the foregoing. The business of Amici is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of Amici. Amici is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement (other than any SEC, FINRA or state securities filings that may be required to be made by Amici subsequent to the Closing, and any shareholder approval required by the rules applicable to companies whose common stock trades on the Over The Counter Bulletin Board); provided that, for purposes of the representation made in this sentence, Amici is assuming and relying upon the accuracy of the relevant representations and agreements of the BQT Companies herein.

(d) Full Disclosure. No representation or warranty made to the BQT Companies by Amici in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

5.2 Representations and Warranties regarding the BQT Companies. As an inducement to Amici to enter into this Agreement and to consummate the transactions contemplated herein, each of the BQT Companies represents and warrants to Amici as follows regarding matters pertaining to the BQT Companies, all of which are true and complete as of the date of this Agreement and as of the Closing, except to the extent set forth on a disclosure schedule attached hereto referencing the section and paragraph number of the provision herein corresponding to such exception:

(a) Ownership. Amici will receive good and transferable title to the Acquired Securities pursuant to the terms of this Agreement, free and clear of all encumbrances. There are no stockholders' agreements, voting trust, proxies, options, warrants, convertible instruments, rights of first refusal or any other agreements or understandings with respect to the Acquired Securities. Except as contemplated by this Agreement, there are no preemptive or similar rights to purchase or otherwise acquire shares of the capital stock of the BQT Companies pursuant to any provision of law, the Certificate of Registration or Constitution (in each case, as amended and in effect on the date hereof), or any agreement to which any of the BQT Companies is a party.

(b)  Organization of the BQT Companies. Each of the BQT Companies is a corporation duly organized and validly existing and in good standing under the laws of the State of Australia in which it is incorporated, and has all requisite power and authority to carry on its business as now being conducted. Each of the BQT Companies is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the BQT Companies. None of the BQT Companies is in default under or in violation of any provision of its Certificate of Registration or Constitution.

(c)  Authority. (1) Each of the BQT Companies has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the agreements contemplated hereby except shareholder approval where that is required by law or the Listing Rules of Australian Securities Exchange Ltd (“ASX Listing Rules”); (2) the execution and delivery of this Agreement by each of the BQT Companies and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of any of the BQT Companies or its Board of Directors or stockholders is required except shareholder approval where that is required by law or the ASX Listing Rules; and (3) this Agreement has been duly executed and delivered by each of the BQT Companies and constitutes a valid and binding obligation of each of the BQT Companies, enforceable against each of the BQT Companies in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

(d)  Documents. None of the BQT Companies have provided to Amici any information that contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)  Issuances. When delivered as herein provided, the Amici Shares, the Satellite Shares and the Security Shares shall be duly authorized, validly issued, fully paid. Neither the issuance of the Acquired Securities pursuant to, nor any of the BQT Companies’ performance of its obligations under this Agreement shall result in (1) the creation or imposition of any liens, charges, claims or other encumbrances upon the Acquired Shares; or (2) the creation of rights of any person to acquire additional shares of any of the BQT Companies.

(f)  No Conflicts. The execution, delivery and performance of this Agreement by the BQT Companies and the consummation by the BQT Companies of the transactions contemplated hereby, do not and will not (1) result in a violation of the Certificate of Registration or Constitution of any of the BQT Companies, or (2) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any one or more agreements that individually or in the aggregate are material, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which any of the BQT Companies is a party, or (3), so far as the BQT Companies are aware, result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to any of the BQT Companies or by which any property or asset of any of the BQT Companies is bound or affected (except, in the case of (2) and (3), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of each of the BQT Companies or its ability to consummate the transaction contemplated hereby) nor is any of the BQT Companies otherwise in violation of, conflict with or in default under any of the foregoing of which it is aware. The business of each of the BQT Companies is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of any of the BQT Companies.

(g) Disclosures. All forms, reports and documents required to be filed with all applicable securities regulatory authorities (a) have been filed in a timely manner and complied in all material respects with the applicable requirements of all applicable laws and regulations and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6. Covenants and Agreements of the BQT Companies. Each of the BQT Companies hereby covenants and agrees as follows:

6.1 Within five (5) business days of the date first set forth above, BQT Solutions will have completed all necessary steps required by the ASX Listing Rules to seek its shareholders’ approval at a general meeting.

6.2 After the Consolidation, BQT Solutions will undertake a rights issue of up to AUD$6,000,000 consisting of ordinary shares of BQT Solutions (the “Rights Issue Shares”). The Rights Issue Shares shall be offered only to the existing shareholders of record of BQT Solutions on a pro-rata basis as of the record date for the issue. To the extent that Rights Issue Shares are not taken up by any of the shareholders to whom the offer is made they shall be re-allocated for subscription to the subscribing shareholders of record. The Rights Issue Shares shall be offered at a price per share of AUD$0.35.

6.3 BQT Solutions will immediately commence all required corporate actions necessary to authorize and complete the Consolidation at a reduction ratio of 7-to-1 to reduce outstanding BQT Solutions ordinary shares.

6.4 BQT Solutions will subject to shareholder approval promptly upon recommendation of the newly appointed BQT Solutions Group CEO adopt a new corporate name which brands the new global BQT security surveillance systems structure and international business strategy.

6.5 BQT Solutions will promptly commence all requisite actions necessary to register all of the Financing Shares and not less than 80% of all issued and outstanding BQT shares for trading in the United States on the Nasdaq or the New York Stock Exchange (with such registration to be as American Depository Receipts, “ADRs”) and Amici will procure that BQT Solutions has appropriate legal representation in the United States that enables BQT Solutions to comply with this Section 6.4 and Section 6.6.

6.6 BQT Solutions will, promptly upon recommendation of the newly appointed BQT Solutions Group CEO, initiate the process of seeking supplemental listings of BQT Solutions shares on European stock exchanges, including Frankfurt, Milano, London, and Swiss exchanges.

6.7 BQT Solutions will register all of the Financing Shares as ADRs and will grant rights to Amici to convert their BQT shares to registered ADRs.

6.8 BQT Solutions will promptly and no later than May 31, 2008, seek any and all corporate and regulatory consents necessary to execute the Consolidation and the issuance of the options described above, including without limitation, approval of the grant of options to Amici and the Managers as specified in this Agreement at the exercise price of AUD $0.10 per share without adjustment in respect of the Consolidation, or take alternative actions to obtain the same economic result.

6.9 BQT Solutions will promptly adopt and implement the corporate plan to be further defined by the newly appointed BQT Solutions Group CEO.

6.10 The BQT Solutions Board will grant the newly appointed BQT Solutions Group CEO a full mandate over each of the BQT Companies to manage and complete the expansion plan referred to in the announcement made by BQT Solutions to the Australian Securities Exchange on March 3, 2008. The BQT Solutions Group CEO will be resident in Dubai in order to facilitate travel between Australia and Italy. 6.11 BQT Solutions will use the AUD$4 million proceeds from issue of the Amici Shares as follows:

(a)	AUD$1 million for working capital.

(b)	AUD$2.5 million for working capital and company restructuring.

(c)	AUD$500,000 for public relations, investment relations, company promotion and advisory services.

6.12 Amici will make the balance of the financing payments as follows:

(a)
AUD$680,000 of the AUD$4 Million purchase price for the Amici Shares will be paid to BQT Solutions upon BQT Solutions receiving all corporate and regulatory consents necessary to execute the 7-to-1 Consolidation and the issuance of the options described above (but prior to the 7-to-1 Consolidation).

(b)	AUD$2,320,000 of the AUD$4 Million purchase price for the Amici Shares will be paid to BQT Solutions upon the completion of the 7-to-1 Consolidation.

(b)
AUD$14 Million will be paid in the form of an increase in share capital but which at the Closing Date will not materially dilute the percentage ownership of any other shareholder of BQT Satellites) upon fulfillment of the conditions in Sections 6.3 and 6.5 hereof, of which AUD $1 Million will be used by BQT Satellites in connection with technology license and acquisition contracts with Politechnico di Torino.

7. Covenants and Agreements regarding Manager Fees and Options.

7.1 BQT Solutions and BQT Satellites agree to pay PAF and Arimathea Limited (“Arimathea”) in accordance with their respective agreements with the Company (PAF and Arimathea each, a “Manager” and collectively the “Managers”), for their respective work in facilitating the financings described above (collectively, the “Financing”), a commission of eight per cent (8%) of the respective capital received from Amici and introduced by the Managers (the “Commission”).  The Commission amount shall be paid via wire transfer as directed in writing by the Managers on the first business day following receipt by BQT Solutions of the Financing proceeds and pro rata in proportion to the funds received.  For purposes of clarity, there shall be no duplication of Commissions due or payable to the Managers and the Commission is payable by the respective recipient companies.

7.2 In addition to the Commission, in further consideration for the respective work of the Managers on behalf of the BQT Companies in relation to the Financing, BQT Solutions shall, subject to BQT Solutions shareholder approval, grant to each Manager options for the issue of four million five hundred thousand (4,500,000) ordinary shares of BQT Solutions (post Consolidation) at an exercise price (post Consolidation) of AUD $0.10 per share (the “Manager Options”).  Upon exercise of any of the Manager Options, BQT shall apply for quotation of the underlying shares as soon as possible and in any event within five business days after such exercise.

7.3 The Manager Options will be issued after the BQT Solutions Consolidation and pro rata in proportion to the funds received.

7.4 The Manager Options shall be issued to the Managers at the address indicated by the respective Manager within five business days after BQT Solutions has received a total of AUD$3 million pursuant to the Second Tranche and Third Tranche payments referred to in Section 1.1 hereof. The Manager Options may be exercised by the Managers at any time on or before December 31, 2013 by written notice to BQT Solutions.

7.5 All 54,000,000 issued and outstanding BQT Solutions options previously granted to PAF will be amended so that they expire on or before December 31, 2008. After the Consolidation, and subject to BQT shareholder approval, BQT Solutions shall issue seven million seven hundred fourteen thousand two hundred eighty six (7,714,286) new options that may be exercised at a purchase price of AUD$0.10 per share at any time but no later than December 31, 2013 (“New Options”).  The full terms and conditions of the Manager Options and New Options shall be set forth in a supplemented written document, which shall be in form and substance acceptable to the Mangers and which complies with the ASX Listing Rules. The Managers will have the right to convert all BQT shares underlying the Manager Options and New Options (collectively, the “Manager Shares”) to ADRs. BQT will register a sufficient number of ADRs for trading on the U.S. Nasdaq or New York Stock Exchange to accommodate the conversion of all of the Manager Shares to ADRs.  Amici will procure that BQT Solutions has appropriate legal representation in the United States that enables BQT Solutions to comply with this Section 7.4. Upon exercise of any of the New Options, BQT shall apply for quotation of the underlying shares as soon as possible and in any event within five business days after such exercise.

7.6 All options held by current members of the BQT Solutions board of directors will be amended to expire on December 31, 2008 (the “Current Director Options”). After the Consolidation, subject to BQT shareholder approval, BQT Solutions shall issue new options in amount equal to seven times less than the prior respective outstanding amount of such options and which shall be exercisable until December 31, 2013 (the “New Director Options”). The New Director Options shall be issued at an exercise price of AUD$0.10 per share, subject to substantially similar terms and conditions of vesting as of the Current Director Options but the New Director Options may not be exercised until one year after the date of issue. The full terms and conditions of the New Director Options shall be set forth in a supplemented written document which shall be in the customary written format for Directors. The New Director Options shall be exercised by written notice to BQT Solutions.  Upon exercise of any of the New Director Options, BQT shall apply for quotation of the underlying shares as soon as possible and in any event within five business days after such exercise.

8.  Termination.

(a) This Agreement shall terminate prior to the Closing upon the occurrence of any of the following: (i) the written agreement of the parties; (ii) the bankruptcy, insolvency, receivership or involuntary dissolution of any of the parties; (iii) at the election of Amici if the covenants of BQT Solutions set forth in Section 6 of this Agreement shall not have occurred on or before June 30, 2008; (iv) at the election of Amici if the shareholders do not approve any and all of the resolutions necessary to give this Agreement full force and effect; and (v) at the election of Amici if any event material adverse event occurs with respect to BQT Solutions (other than through failure of Amici to comply with its obligations under this Agreement).

(b) In the event of the termination of this Agreement pursuant to Section 8, this Agreement shall forthwith become null and void, and there shall be no further obligation or liability hereunder on the part of any party hereto or its officers, directors, or stockholders. Notwithstanding the foregoing sentence, the provisions of this Section 8 and the provisions of Section 9 shall remain in full force and effect and survive any termination of this Agreement.

9.  Miscellaneous.

(a)  Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) if by personal delivery, when so delivered; (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; or (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the address of the intended recipient as first set forth above. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Notice Address of Amici:	4C Controls Inc.
7th Floor	Rockefeller Center, 1230 Avenue of Americas, New York, NY 10020

Notice Address of BQT Companies:	Level 4, 65 Epping Road
North Ryde NSW 2113

(b)  Choice of Governing Law and Dispute Resolution.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, shall be referred to and finally determined by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. The tribunal shall consist of a sole arbitrator. The place of arbitration shall be New York, New York. The arbitration shall be conducted in English. The sole arbitrator may grant any remedy or relief, including but not limited to specific performance. The prevailing party in any such arbitration shall be entitled to recover its share of the arbitration costs, including but not limited to its attorneys’ fees and any other costs incurred in its representation, in proportion to such party’s award. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

(c)  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof including but not limited to the Original Proposal, the Revised Proposal, the Second Revised Proposal and the First Securities Purchase Agreement. This Agreement replaces the First Securities Purchase Agreement and the First Securities Purchase Agreement is now null and void. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

(d)  Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

(e)  Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each party, in the case of a waiver, by the party waiving compliance.

(f)  Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

(g) Further Assurances.  BQT Solutions shall undertake all reasonable efforts to obtain any and all third party approvals and consents necessary to implement this Agreement. The parties shall promptly undertake on the same business day of any reasonable request and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the purposes of this Agreement. Without limiting the foregoing, each of the BQT Companies hereby authorizes and agrees that Amici may fully disclose the matters pertaining to the Revised Proposal to the extent necessary for purposes of Amici compliance with the laws, rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), and each of the BQT Companies shall fully cooperate and be promptly fully responsive in regard to any and all requests by Amici for information and deliveries of all materials, reports, audits and certifications required for SEC reporting and disclosures in respect of the BQT Companies which must be made by Amici in connection with the Revised Proposal and the transactions contemplated thereunder, including, without limitation, delivering audited financial statements in form and substance which are reasonably sufficient to permit Amici to comply with any and all of its SEC reporting obligations. Each of the BQT Companies furthermore agrees to provide Amici with access to any and all books and records of each of the BQT Companies as Amici may reasonably request and to coordinate with respect to controls and procedures as required under any and all laws, rules and SEC regulations applicable to Amici. If performance of this Agreement in accordance with its terms would or might cause a breach of law or regulatory requirement or a tax or other cost that any of the parties considers undesirable, the parties will co-operate to bring about such alternative as would have, as nearly as possible, the same economic consequences as were contemplated by the parties in this Agreement.

(h) Counterparts; Interpretation.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  All references to “material” or “materiality” herein shall refer to matters, understandings, agreements, actions, courses of dealing, courses of operations, or events, which individually or in the aggregate exceed AUD$100,000.  All references to “knowledge” means those facts or circumstances actually known after due inquiry.  No ambiguity in any provision hereof shall be construed against parties by reason of the fact it was drafted by such party or its counsel. References to “including” means including without limiting the generality of any description preceding such term.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties any rights or remedies under or by reason of this Agreement.

(i) Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

(j) Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement.

(k) Reporting. Each of the BQT Companies acknowledges that Amici is a public company subject to U.S. Federal securities laws. Each of the BQT Companies acknowledges and agrees that it, and its subsidiaries, officers, directors, employees and affiliates will not engage in any trading in Amici’s securities until after public announcement of the acquisition in form and date to be determined by Amici.

(l) Each of the parties hereto acknowledges that BQT Solutions is a public company subject to the ASX Listing Rules and the Corporations Act 2001 of Australia. Nothing in this Agreement is intended to contravene the ASX Listing Rules or the Corporations Act 2001 of Australia and to the extent there would otherwise be such contravention this Agreement shall be read and interpreted so that such contravention will not occur.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first set forth above.

4C CONTROLS INC.

By:	/s/ Gerald Sullivan
Name: Gerald Sullivan
Title: Acting CEO and CFO

Executed by BQT SOLUTIONS LIMITED acting by the following persons or, if the seal is affixed, witnessed by the following persons:

/s/Allan Kwok	/s/ Anastasios Angeloglou
Signature of director	Signature of director

Allan Kwok	Anastasios Angeloglou
Name of director (print)	Name of director (print)

Executed by BQT SATELLITES LTD acting by the following persons or, if the seal is affixed, witnessed by the following persons:

/s/ Christopher I. Blake	/s/ Anastasios Angeloglou
Signature of director	Signature of director

Christopher I. Blake	Anastasios Angeloglou
Name of director (print)	Name of director (print)

Executed by BQT INTELLIGENT SECURITY SYSTEMS PTY LTD acting by the following persons or, if the seal is affixed, witnessed by the following persons:

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)